UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 4, 2008
Date of Report (Date of earliest event reported)

WHITE MOUNTAINS INSURANCE GROUP, LTD.
(Exact name of registrant as specified in its charter)

Bermuda	1-8993	94-2708455
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer Identification No.)
incorporation or organization)

80 South Main Street, Hanover, New Hampshire 03755
(Address of principal executive offices)

(603) 640-2200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On February 4, 2008, White Mountains Insurance Group, Ltd. issued a press release announcing its results for the three months and year ended December 31, 2007.  The press release furnished herewith is attached as Exhibit 99.1 to this Form 8-K.  Certain information included in the press release constitutes non-GAAP financial measures (as defined in Regulation G of the Securities and Exchange Commission). Specifically, non-GAAP financial measures disclosed in the press release are adjusted comprehensive net income, fully diluted tangible book value per share, OneBeacon’s adjusted book value per common share and OneBeacon’s loss and LAE ratios and combined ratios prior to reserve reallocation.  White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains’ financial performance.

Adjusted comprehensive net income is a non-GAAP financial measure that excludes the change in net unrealized gains and losses from Symetra’s fixed maturity portfolio from comprehensive net income.  In the calculation of comprehensive net income under GAAP, fixed maturity investments are marked-to-market while the liabilities to which those assets are matched are not.  Symetra attempts to earn a “spread” between what it earns on its investments and what it pays out on its products.  In order to try to fix this spread, Symetra invests in a manner that tries to match the duration and cash flows of its investments with the required cash outflows associated with its life insurance and structured settlements products.  As a result, Symetra typically earns the same spread on in-force business whether interest rates fall or rise.  Further, at any given time, some of Symetra’s structured settlement obligations may extend 40 or 50 years into the future, which is further out than the longest maturing fixed maturity investments regularly available for purchase in the market (typically 30 years).  For these long-dated products, Symetra is unable to fully match the obligation with assets until the remaining expected payout schedule comes within the duration of securities available in the market.  If at that time, these fixed maturity investments have yields that are lower than the yields expected when the structured settlement product was originally priced, the spread for the product will shrink and Symetra will ultimately harvest lower returns for its shareholders.  GAAP comprehensive net income increases when rates decline, which would suggest an increase in the value of Symetra — the opposite of what is happening to the intrinsic value of the business.  Therefore, White Mountains’ management and Board of Directors use adjusted comprehensive net income when assessing Symetra’s quarterly financial performance.  In addition, this measure is typically the predominant component of growth in fully diluted tangible book value per share, which is used in the calculation of White Mountains’ performance for both the short-term (annual bonus) and long-term incentive plans.  A schedule is included in Exhibit 99.1 to this Form 8-K that reconciles the Company’s comprehensive net income and adjusted comprehensive net income.

Book value per share is derived by dividing the Company’s total GAAP shareholders’ equity as of a given date by the number of common shares outstanding as of that date, including the dilutive effects of outstanding options and warrants to acquire common shares, as well as the unamortized accretion of preferred stock.  Fully diluted tangible book value per share is a non-GAAP measure which is derived by expanding the GAAP book value per share calculation to include the effects of assumed conversion of all in-the-money convertible securities and to exclude any unamortized goodwill and net unrealized gains from Symetra’s fixed maturity portfolio.  In addition, for periods subsequent to December 31, 2006, the number of common shares outstanding used in the calculation of fully diluted tangible book value per share are adjusted to exclude unearned shares of restricted stock representative of the proportion of unamortized compensation cost at the date of the calculation to the value of the restricted stock on the date of issuance. This adjustment was not made to fully diluted tangible book value per share for periods prior to December 31, 2006 as the impact was not significant.  A schedule is included in Exhibit 99.1 to this Form 8-K that reconciles the Company’s book value per share and fully diluted tangible book value per share.

Adjusted book value per common share at OneBeacon is a non-GAAP financial measure which is derived by excluding the impact of economically defeasing OneBeacon’s mandatorily redeemable preferred stock from book value per common share, the most closely comparable GAAP measure. Management believes that adjusted book value per common share is a useful supplement to understanding OneBeacon’s earnings and profitability. A schedule is included in Exhibit 99.1 to this Form 8-K that reconciles OneBeacon’s book value per share and adjusted book value per common share.

During the fourth quarter of 2007, OneBeacon reallocated loss and LAE reserves from specialty, commercial and personal lines to run-off, which reduced specialty, commercial and personal lines’ GAAP loss and LAE ratios and GAAP combined ratios, but had no impact on OneBeacon’s total GAAP combined ratio.  OneBeacon’s specialty, commercial and personal lines’ loss and LAE ratios and combined ratios prior to reserve reallocation are non-GAAP financial measures that are derived by excluding the impact of the reserve reallocation from specialty, commercial and personal lines’ loss and LAE ratios and combined ratios.  OneBeacon believes that a presentation excluding the effect of the reserve reallocation on specialty, commercial and personal lines’ loss and LAE ratios and GAAP combined ratios is meaningful for investors to understand the performance of its underwriting units during 2007.  A schedule is included in Exhibit 99.1 to this Form 8-K that reconciles these non-GAAP financial measures to the GAAP loss and LAE ratios and GAAP combined ratios.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

99.1 Press Release of White Mountains Insurance Group, Ltd. dated February 4, 2008 furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

DATED: February 4, 2008	By:	/s/ J. BRIAN PALMER
J. Brian Palmer
Chief Accounting Officer